Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report relating to the consolidated financial statements of Aduro Biotech, Inc., dated March 1, 2017, appearing in the Annual Report on Form 10-K of Aduro Biotech, Inc., for the year ended December 31, 2016.

/s/ Deloitte & Touche LLP
San Francisco, California
March 1, 2017